Exhibit 4.27

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED

OR ASSIGNED (1) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (11) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR OTHER APPLICABLE EXEMPTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

PROMISSORY NOTE

Principal Amount: S122,873.00 Issue Date: August 10, 2023

For value received, the undersigned, Ludwig Enterprises, Inc., a Nevada corporation (the ''Company"), hereby unconditionally promises to pay to the order of Worthington Financial Services, Inc. (the "Stockholder"), the principal amount of One Hundred Twenty-Two Thousand Eight Hundred Seventy-Three and 00/100 U.S. Dollars ($122,873.00) (the "Principal Amount"), together with 8% per annum interest thereon (computed on the basis of a 360-day year for the actual number of days elapsed), according to the terms of this promissory note (this "Note").

This Note is delivered pursuant to the terms of that certain Common Stock Repurchase Agreement dated as of August 10, 2023, between the Company and the Stockholder (the "Repurchase Agreement"). Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Repurchase Agreement.

1.      Repayment of the Note. The Principal Amount outstanding hereunder shall be payable upon the Maturity Date (as defined below). The entire Principal Amount and all accrued and unpaid interest shall be due and payable on the earlier to occur of (1) the Maturity Date and (2) an Event of Default (as defined below).

(a)                 Optional Prepayments. The Company may prepay any amounts owing under this Note, in whole or in part, at any time and from time to time, without premium or penalty.

(b)                Method of Payment. The Company will make all payments ofprincipal and interest under this Note by wire transfer of immediately available funds to the bank account specified by the Stockholder in written notice delivered to the Company.

(c)                 Maturity Date. The Principal Amount, together with any accrued and unpaid interest, shall become due and payable on the earlier to occur of (l) the Company's receipt of the first $500,000 in proceeds from the Company's pending Registration Statement on Form S-1 (File No. 333-271439) and (2) August 31, 2024 (the "Maturity Date").

(d)                Surrender and Cancellation. Once the Prmcipal Amount, plus all accrued but unpaid interest thereon, has been paid in full, all obligations under this Note will immediately and automatically terminate, and the Stockholder will promptly surrender this Note to the Company for cancellation.

2.      Event of Default. An event of default will occur if the Company l) fails on the Maturity Date to pay timely the Principal Amount and accrued interest pursuant to this Note or 2) fails to timely file with OTC Markets or any Regulatory agency a required filing or 3) fails to timely pay, in full, any creditor or note holder (an "Event of Default"). Upon an Event of Default, the unpaid portion of the Principal Amount will bear simple interest from the date of the Event of Default to the payment date at a rate equal to eighteen percent (18.00%) per annum, for the duration of such Event of Default.

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3.      Remedies.

(a)                 At any time, an Event of Default exists orhas occurred and is continuing, the Stockholder shall have all rights and remedies provided in this Note, the Uniform Commercial Code (the "UCC") and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the Company except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to the Stockholder hereunder, under the UCC or under other applicable law, are cumulative, not exclusive and enforceable, in the Stockholder's discretion, alternatively, successively, or concurrently on any one or more occasions. In addition, at any time an Event of Default exists or has occurred and is continuing, the Stockholder shall have the right to rescind the Repurchase Agreement and to have the shares comprising the Subject Stock (as defined in the Repurchase Agreement) reissued in the name of the Stockholder, at the sole expense of the Company.

(b)                The Company hereby agrees to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees, incurred by the Stockholder in the collection of the indebtedness evidenced by this Note, in enforcing any of the rights, powers, remedies and privileges of the Stockholder hereunder, or in connection with any further negotiations, modifications, releases, or otherwise incurred by the Stockholder in connection with this Note. As used in this Note, the term "attorneys' fees" shall mean reasonable charges and expenses for legal services rendered to or on behalf of the Stockholder in connection with the collection of the indebtedness evidenced by this Note at any time whether prior to the commencement of judicial proceedings and/or thereafter at the trial and/or appellate level and/or in pre-judgment and post-judgment or bankruptcy proceedings.

4.      Miscellaneous.

(a)   Notices. All notices, offers, acceptance and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar overnight next business day delivery or by email delivery followed by overnight next business day delivery, as follows:

To the Company:	Ludwig Enterprises, Inc. 1749 Victorian Avenue #C-350 Sparks, Nevada 89431 Attention: Anne B. Blackstone E-mail: anne@ludg.us
To the Stockholder:	Worthington Financial Services, Inc. 2363 Arbordale Avenue The Villages, Florida 32162 Attention: Carl Rubin Email: CarlR@hambc.com or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

(b)   Successors and Assigns. This Note and the obligations hereunder shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other, except that the Stockholder may assign all or any portion of its rights hereunder to an affiliate of the Stockholder without such consent by giving written notice of such assignment to the Company. Assignment of all or any portion of this Note in violation of this Section 4(b) shall be null and void.

(c)   Amendment; Waiver. No modification, amendment or waiver of any provision of this Note shall be effective unless in writing and approved by the Company and the Stockholder.

(d)   Setoff. Upon the occurrence and during the continuation of any Event of Default, the Stockholder shall have the right, but not the obligation, to set off against this Note any monetary obligations owed by the Stockholder to the Company, if any.

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(e)   No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Note.

(D Non-Waiver. The parties' rights and remedies under this Note are cumulative and not altemative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving party. No waiver given will be applicable except In the specific instance for which it was given. No notice to or demand on a party will constitute a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Note.

(g)               Excessive Charges. Interest may not accrue under this Note in excess of the maximum interest rate allowed by applicable law. If the Stockholder receives interest payments at an interest rate in excess of the maximum interest rate allowed by applicable law, then the excess amount will be treated as being received on account of, and will automatically reduce, the Principal Amount then-outstanding under this Note, and if such excess amount exceeds the Principal Amount then-outstanding under this Note, then the Stockholder will refund to the Company the amount by which such excess exceeds the Principal Amount then-outstanding under this Note.

(h)               Severability. If any court of competent jurisdiction holds any provision of this Note invalid or unenforceable, then the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(i)                 References. The headings in this Note are provided for convenience only and will not affect the construction or interpretation of this Note. Unless otherwise provided, references to "Section(s)" refer to the corresponding section(s) of this Note.

(j)                 Construction. Both the Company and the Stockholder participated in the negotiation and drafting of this Note, assisted by such legal counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Note will be construed fairly as to both the Company and the Stockholder and not in favor of or against the Company or the Stockholder. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity ofthe subject may require. The terms "include" and "including" indicate examples of a predicate word or clause and not a limitation on that word or clause. To the extent any provision of the Repurchase Agreement conflicts with the provisions of this Note, the provisions of this Note will control.

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(k)               Governing Law. This note is govemed by the laws of the State of Nevada, without regard to conflict of laws principles.

(l)                 Consent to Jurisdiction. Each of the Company and the Stockholder hereby (a) agrees to the exclusive jurisdiction of any state or federal court sitting in the City of Las Vegas, State of Nevada (and the appropriate appellate courts) with respect to any claim or cause of action arising under or relating to the Note, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in this Note and service so made will be complete when received. Nothing in this Section (l) will affect the rights of the Company or the Stockholder to serve legal process in any other manner permitted by law.

(m)             Waiver of Trial by Jury. Each party hereby waives its right to a jury trial in connection with any suit, action or proceeding in connection with any matter relating to this note. The Company hereby signs this Note as of the date first written above.

The Company hereby signs this Note as of the date first written above.

LUDWIG ENTERPRISES, INC.

By: /s/ Anne B. Blackstone

Anne B. Blackstone

Chief Executive Officer

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